Exhibit 10.46

Generac Holdings Inc.

2019 Equity Incentive Plan

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures of the Third Party Stock Plan Administrator ("Administrator"), this Performance Share Unit Award Agreement (this “Agreement”) is made effective as of the date set forth on your online award acceptance page of the Administrator (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the “Company”) and you (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted and its stockholders have approved the Generac Holdings Inc. 2019 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive

Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant the performance share unit award provided for herein to the Participant pursuant to the Plan and the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Performance Share Award. The Company hereby confirms the grant to the Participant, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Share Units (the “Units”) in an amount initially equal to the Target Number of Performance Share Units specified on the Participant’s online award acceptance page of the Administrator (“Target Number of Units”). The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to the Participant will be credited to a performance share unit account in the Participant’s name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Vesting.

(a)

Scheduled Vesting Date. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as the Participant’s Service has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period specified on the Participant’s online award acceptance page of the Administrator (“Performance Period”) as determined in accordance Exhibit A, which certification shall occur no later than March 10 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)

Termination of Service. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s Service for any reason (except as set forth in Section 2(c), Section 2(d) and Section 2(e)), the Units, to the extent not then vested, shall immediately be forfeited by the Participant without consideration.

(c)

Termination of Service for Normal Retirement. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s Service by reason of Normal Retirement, as defined below, prior to the Scheduled Vesting Date, the Participant will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if the Participant’s Service had been continuous until the Scheduled Vesting Date, subject to the Participant’s execution on or within the 21-day period after the Award payment date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit B. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days during the Performance Period prior to the Participant’s employment termination date and whose denominator is the number of days in the Performance Period. For purposes of this Section 2(c), “Normal Retirement” shall mean a voluntary termination of employment by a Participant who has attained at least sixty (60) years of age and has at least fifteen (15) years of service to the Company or any of its Affiliates.

(d)

Termination of Service for Death. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s Service by reason of his or her death prior to the Scheduled Vesting Date, a pro rata portion of the Target Number of Units shall vest as of the date of Participant’s death and shall be paid to the beneficiary designated by the Participant or, in the absence of any such designation, to the Participant’s estate. The pro rata portion shall be determined utilizing a fraction determined in the same manner as provided in Section 2(c) above.

(e)

Termination of Service for Disability. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s Service by reason of his or her Disability prior to the Scheduled Vesting Date, a pro rata portion of the Target Number of Units shall vest as of the date of such termination of Service, subject to the Participant’s execution on or within the 21-day period after the termination of Service date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit B. The pro rata portion shall be determined utilizing a fraction determined in the same manner as provided in Section 2(c) above.

(f)

Termination of Service following a Change in Control. Notwithstanding Section 2(a) hereof, (i) in the event of a Change in Control the provisions of Section 12 of the Plan shall apply except as specifically provided herein, (ii) in the event of (1) the Participant’s Qualifying Termination (as defined under the CIC Policy) on or after the occurrence of a Change in Control but prior to the Scheduled Vesting Date, or (2) a termination of Participant’s Service by the Company or any Affiliate within the one (1) year period following a Change in Control, the Target Number of Units shall vest as of the date of such Qualifying Termination or termination of Participant’s Service, as applicable, and (iii) in the event of a Qualifying Termination within 120 days prior to the occurrence of a Change in Control and prior to the Scheduled Vesting Date, the Target Number of Units will vest upon the Change in Control. In all cases the vesting of Units pursuant to this Section 2(f) shall be subject to the Participant’s execution on or after the termination of Service date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit B.

(g)

Modifications to Vesting Schedule. In the event that the Participant takes an authorized leave of absence (“LOA”) prior to the Scheduled Vesting Date, the Units subject to this Agreement that are scheduled to vest shall be modified as follows:

(i) if the duration of the Participant’s LOA is sixty (60) days or less, the vesting schedule set forth in Section 2(a) shall not be affected by the Participant’s LOA.

(ii) if the duration of the Participant’s LOA is greater than sixty (60) days, the scheduled vesting of any Units awarded by this Agreement that are not then vested shall be deferred for a period of time equal to the duration of the Participant’s LOA.

3. Delivery of Shares. Subject to Section 23 below, as soon as administratively practicable, but not later than sixty (60) days (thirty (30) days in the case of vesting pursuant to Section 2(c), Section 2(d), Section 2(e) or Section 2(f)) following the vesting of the Units (as described in Section 2 hereof), the Company shall cause to be issued and delivered to the Participant (or to his or her personal representative or designated beneficiary or estate in the event of the Participant’s death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to the Participant, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the Shares to Participant’s brokerage account with the Administrator, and shall be subject to the tax withholding provisions of Section 12 and compliance with all applicable legal requirements as provided in Section 10 hereof and Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.

4. Rights as a Stockholder. Except as provided in Section 5, the Participant shall have none of the rights of a stockholder of the Company in connection with the Units unless and until Shares are issued to him or her in settlement of earned and vested Units as provided in Section 3.

5. Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date this Award vests pursuant to Section 2 above, a total Dividend Equivalent amount will be credited to the Participant’s performance share unit account and shall be deemed reinvested in additional Units (“Dividend Equivalent Units”). The total Dividend Equivalent amount will be determined by multiplying the number of underlying Units determined to have vested by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. Each of those products is referred to as a “Dividend Equivalent Amount.” The number of Dividend Equivalent Units to be credited to the Participant’s performance share unit account pursuant to this deemed reinvestment will be determined by dividing each Dividend Equivalent Amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date, and adding those quotients together. Any Dividend Equivalent Units so credited will be fully vested and subject to settlement with the underlying Units as provided in Section 3 above.

6. Restrictive Covenant Agreement. The Participant and the Company may have previously entered into a restrictive covenant agreement (“Restrictive Covenant Agreement”). If applicable, Participant hereby reaffirms their obligations under such Restrictive Covenant Agreement and nothing contained in this Agreement shall cancel, change or modify Participant’s obligations thereunder.

7. Non-Disparagement. The Participant, while providing Services to the Company and thereafter to the fullest extent permitted by law, shall not make any oral or written communication to any person or entity that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney, or from responding truthfully to any inquiry from a governmental entity, and/or engaging in any protected activities and/or from communicating with the Company’s CEO and/or those employees or directors with a need to know about personnel issues involving Company officers, directors and/or employees.

8. Adjustment of Shares. In the event of any corporate event or transaction (as described in Section 12(a) of the Plan), the terms of this Award Agreement (including, without limitation, the number and kind of Units subject to this Agreement and the shares of stock deliverable with respect to such Units) may be adjusted as set forth in Section 12(a) of the Plan.

9. No Right to Continued Service. The granting of the Units evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

10. Securities Laws/Restrictions. The issuance and delivery of Shares pursuant to this Award Agreement shall comply with Section 16(c) of the Plan as well as comply with (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any shares of common stock under the Plan or Awards, and accordingly any certificates or other indicia of ownership for shares of common stock may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of shares of common stock under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such shares of common stock would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

11. Transferability. Unless otherwise provided by the Committee, the Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Units to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

12. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the transfer of Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

13. Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

14. Entire Agreement. This Agreement, the details of the award on the Participant’s online award acceptance page of the Administrator, the terms of the Mandatory Clawback Policy and Supplemental Clawback policy, as amended from time to time, if applicable, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; however if any term in either the Mandatory Clawback Policy or Supplemental Clawback Policy are contrary to any term contained herein, the terms of such policies shall prevail

15. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

17. Choice of Law. This Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

18. Units Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Units are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19. No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Units and related Shares, if any, that are vested and earned. The Committee and the Company make no guarantees regarding the tax treatment of this Award. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto. If the delivery of Shares pursuant to the vesting of the Units is conditioned upon the execution of a release by the Participant and the combined time period for the execution of the release and the delivery of such shares overlaps the end of a calendar year, the shares of common stock shall be delivered in the second calendar year.

20. Amendment. The Committee, or the CEO, may amend or alter this Agreement and the Units granted hereunder at any time, subject to the terms of the Plan.

21. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22. Signature. The Agreement is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement, (4) agrees fully to the terms of the Agreement and (5) consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Units shall be final and conclusive.

23. Compensation Recovery. In addition to those provisions in Sections 6 and 7, to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

24. Forfeiture. Notwithstanding anything to the contrary in this Agreement, if the Participant’s Service is terminated for Cause, or if, during the term of the Participant’s Service with the Company and its Affiliates and for one year after such Service ends (or such longer period as specified in the Participant’s Restrictive Covenant Agreement, if applicable, or following the Participant’s Normal Retirement and prior to the Scheduled Vesting Date) (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in Section 6 or Section 7, then (i) the Participant shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 3, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) the Participant shall return such Shares to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective vesting date of the underlying Units.

EXHIBIT A

Performance Goals

Exhibit A shall be provided by separate document and constitutes part of this Agreement.

EXHIBIT B

FORM OF RELEASE

A release is required as a condition for receiving the benefits provided pursuant to the Performance Share  Award  Agreement between  GENERAC HOLDINGS INC. (the  “Company”) and                                             (“Participant”) dated                           (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

●	You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

●	You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date: